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                                                                   EXHIBIT 3.2





                          CERTIFICATE OF AMENDMENT OF
                     RESTATED ARTICLES OF INCORPORATION OF
                             3Dfx INTERACTIVE, INC.


         The undersigned, Gary P. Martin and John B. Montgomery, hereby certify that:

         1. They are the Vice President and Assistant Secretary, respectively, of 3Dfx Interactive, Inc., a California corporation.

         2. So much of Article III of the Restated Articles of Incorporation of this corporation which currently reads as follows:

         "The total number of shares of all classes of stock which the Corporation is authorized to issue is 39,666,666, consisting of 25,033,333 shares of Common Stock, no par value, and 14,633,333 shares of Preferred Stock, no par value. The Preferred Stock consists of three series, of which 5,600,000 shares have been designated as Series A Preferred Stock (the "Series A Preferred Stock"), 5,700,000 shares have been designated as Series B Preferred Stock (the "Series B Preferred Stock") and of which 3,333,333 have been designated as Series C Preferred Stock (the "Series C Preferred Stock")."

is hereby amended to read in its entirety as follows:

         "The total number of shares of all classes of stock which the Corporation is authorized to issue is 64,633,333, consisting of 50,000,000 shares of Common Stock, no par value, and 14,633,333 shares of Preferred Stock, no par value. The Preferred Stock consists of three series, of which 5,600,000 shares have been designated as Series A Preferred Stock (the "Series A Preferred Stock"), 5,700,000 shares have been designated as Series B Preferred Stock (the "Series B Preferred Stock") and of which 3,333,333 have been designated as Series C Preferred Stock (the "Series C Preferred Stock")."

         3. Section 4(c)(i)(6)(B) of Article III of the Restated Articles of Incorporation of this corporation shall be amended to read in its entirety as follows:

                 "(B) to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant, stock option plan, stock purchase plan or other stock incentive agreement (collectively, the "Plans"), (collectively, the "Reserved Shares") up to an aggregate of 5,650,000 shares;"

         4. The foregoing Certificate of Amendment of Restated Articles of Incorporation has been duly approved by the Board of Directors.

         5. The foregoing Certificate of Amendment of Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the
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California Corporations Code.  The authorized number of shares of Common Stock
is 25,033,333, of which 3,921,679 shares are issued and outstanding.   The
authorized number of shares of Preferred Stock is 14,633,333, 5,600,000 shares have been designated as Series A Preferred Stock, 5,501,979 of which are issued and outstanding, 5,700,000 shares have been designated as Series B Preferred Stock, 5,300,000 of which are issued and outstanding, and 3,333,333 have been designated as Series C Preferred Stock, 3,241,718 of which are issued and outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock and more than 50% of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each voting as a separate class.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct or our own knowledge.

Date:    April __, 1997


                                        ________________________________________
                                        Gary P. Martin, Vice President



                                        ________________________________________
                                        John B. Montgomery, Assistant Secretary